Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Coastal Caribbean Oils & Minerals, Ltd. (the “Company”) on Form S-8 of our report dated October 15, 2014, relating to our audits of the consolidated financial statements of Coastal Caribbean Oils & Minerals, Ltd. for the years ended December 31, 2013 and December 31, 2012, included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ Averett Warmus Durkee, P.A.

Orlando, Florida

October 15, 2014